                                 EXHIBIT 10.12


                                     LEASE


    This lease is entered into by and between Williamson & Andrew, hereinafter referred to as "Lessor", and Andrew and Williamson Sales, Co., a California corporation, hereinafter referred to as "Lessee."

                                   ARTICLE I

                                  DEFINITIONS


    As used in this Lease:

    1.1 "Lease": The term "Lease" refers to this Lease Agreement consisting of fourteen (14) Articles, subdivided into numbered sections.

    1.2 "Leased Premises": The term "Leased Premises" refers to that certain real property, including the building located thereon, together with all appurtenances thereto, constituting the property located at 9940 Marconi Drive, San Diego, California.

    1.3 "Lease Term": The term "Lease Term" refers to the period commencing, commencing on the date of this Lease and continuing through August 31, 2001, unless sooner terminated as hereinafter provided.

    1.4 "Total Taking, Partial Taking": The term "Total Taking" refers to the taking of the entire Leased Premises by public authority under the power of eminent domain, or a taking of so much of the Leased Premises, or of Lessee's interest therein, as to prevent or substantially prevent the Lessee from operating the Leased Premises for the uses authorized in Article III. The term, "Partial Taking," refers to the taking of a portion only of the Leased Premises, or of Lessee's interest therein, which taking does not constitute a Total Taking.

    1.5 "Real Property Taxes": The term "Real Property Taxes" refers to all real property taxes and general and special assessments levied and assessed against the Leased Premises. The term shall also include any tax which may at any time be levied or imposed upon rentals under this Lease or otherwise in respect of the Leased Premises in lieu of, in addition to, or as an off-set to a real estate tax.

    1.6 "Party", "Parties": The term "party" refers to either Lessor or Lessee, while the term "parties" refers to Lessor and Lessee.


                                  ARTICLE II

                          DEMISE OF LEASED PREMISES:
                                ESSENTIAL TERMS

    2.1 Demise of Leased Premises: Lessor leases to Lessee, and Lessee hires from Lessor, the Leased Premises for the Lease Term, unless sooner terminated as provided in this Lease or by law.

    2.2 Rent: Lessee shall pay rent to Lessor in advance, on or before the first day of each calendar month during the Lease Term, without abatement, deduction or offset, in the sum of Eleven Thousand Dollars ($11,000).

    2.3 Lessee's Option to Extend Term: Lessee is given the option to extend the term on all provisions contained in this lease, except for the monthly rent, for a five (5) year period ("Extended Term"), by giving written notice of exercise of the option ("option notice") to Lessor at least six (6) months but not more than one (1) year before the expiration of the term. Provided that, if Lessee is in default on the date of giving the option notice, the option notice shall be totally ineffective, or if Lessee is in default on the date the Extended Term is to commence, the Extended Term shall not commence and this lease shall expire at the end of the initial term. The amount of Rent to be paid by Lessee during the period of the Extended Term shall be determined by Section 2.4. After the exercise of the option, all references in this Lease to the "Lease Term" shall be considered to mean the Extended Term. Lessee shall have no right to extend the Lease Term beyond the Extended Term.

    2.4   Rent for Extended Term to be Negotiated by Parties or Determined by
          Appraisal:

    If Lessee exercises the option granted by Lessor in Section 2.3, the parties shall have thirty (30) days after Lessor receives the option notice in which to agree on the monthly rent during the Extended Term. If the parties agree on the monthly rent for the Extended Term during that period, they shall immediately execute an amendment to this Lease stating the monthly rent.

    If the parties do not agree on the monthly rent for the Extended Term within thirty (30) days after notice of election to renew, the rent shall be determined by a qualified, independent real property appraiser familiar with commercial rental values in the area. The appraiser shall be chosen by the Lessee from a list of not fewer than five such individuals submitted by the Lessor. If Lessee does not make the choice within five days after submission of the list, Lessor may do so. If the Lessor does not submit such a list within ten (10) days after a written request from the Lessee to do so, Lessee may name as an arbitrator any individual with the qualifications noted above. Within thirty (30) days after appointment, the appraiser shall return his decision, which shall be final and binding upon both parties. The cost of the appraisal shall be borne equally by both the Lessee and the Lessor.


                                  ARTICLE III

                                      USE

    3.1 Permitted Use: During the Lease Term, Lessee shall use and occupy the Leased Premises for office, warehousing, processing, and distribution of produce, fruits, and berries, and for purposes incidental thereto, or for such other use or purpose as shall first be approved in writing by Lessor, which approval shall not be unreasonably withheld.

    3.2  Limits on Use:  During the Lease Term:

          a. Lessee shall use the Leased Premises only as permitted in this Article;

          b. Lessee shall at all times conform to, and cause all persons using or occupying any part of the Leased Premises to comply with, all public laws, ordinances and regulations from time to time applicable to the Leased Premises, or to operations thereon, including the laws relating to nuisance;

          c. Lessee shall not commit waste or suffer any waste to be committed upon the Leased Premises;

          d. Lessee shall not, by action or inaction, conduct any activity that would make it impossible to insure the Leased Premises against casualty.

    3.3 Contest of Validity of Law: Lessee shall have the right to contest by appropriate legal proceedings, without cost or expense to Lessor, the validity of any law, ordinance or regulation which limits or restricts the uses permitted in this Article.

                                  ARTICLE IV

                                     TAXES

    4.1 Real Property Taxes: Lessee shall pay, before delinquency, all Real Property Taxes and assessments levied and assessed against the Leased Premises during the Lease Term. If permitted by applicable law, Lessee shall be entitled to pay Real Property Taxes in installments. On demand by Lessor, Lessee shall furnish Lessor with satisfactory evidence of these payments.

    Lessee's obligation to pay assessments as provided in this Section shall be calculated on the basis of the amount due if the Lessor allows the assessment to go to bond and the assessment is to be paid in installments, even if Lessor pays the assessment in full.

    Lessor shall use its best efforts to cause the tax bills to be sent directly to Lessee from the tax collector.

    4.2 Assessments: Lessee shall pay, before delinquency, all assessments, including but not limited to water assessments, levied against the Leased Premises during the Lease Term. If permitted by applicable law, Lessee shall be entitled to pay assessments in installments. On demand by Lessor, Lessee shall furnish Lessor with satisfactory evidence of these payments.

    Lessor shall use its best efforts to cause the assessment bills to be sent directly to Lessee from the tax collector.

    4.3 Personal Property Taxes: Lessee shall pay, before delinquency, all taxes, assessments, license fees and other charges that are levied and assessed against Lessee's personal property installed or located in or on the Leased Premises, and that become payable during the Lease Term. On demand by Lessor, Lessee shall furnish Lessor with satisfactory evidence of these payments.

    Lessor shall use its best efforts to cause the tax bills to be sent directly to Lessee from the tax collector.


                                   ARTICLE V

                       MAINTENANCE, REPAIRS, ALTERATIONS
                                 AND UTILITIES

    5.1 Maintenance and Repairs: Lessee, at its cost, shall maintain, in good condition, all portions of the Leased Premises, and shall repair, replace, repaint, and clean all portions of the Leased Premises as may be necessary in order to keep the Leased Premises in good condition. Lessor shall have no responsibility for repairing or maintaining any portion of the Leased Premises.
    5.2 Alterations: Except as provided in this Section, Lessee shall not make any structural or material alterations or improvements to the Leased Premises without Lessor's written consent, which consent shall not be unreasonably withheld. With the exception of Lessee's moveable furniture, furnishings, inventory, equipment, trade fixtures and signs, any alterations or improvements made shall remain on and be surrendered with the Leased Premises on expiration or termination of the Lease Term, and shall belong to Lessor without the payment of any additional consideration. Lessee, at its cost, shall have the right to make, without Lessor's consent, nonstructural alterations and improvements to the Leased Premises that Lessee requires in order to conduct its business on the Leased Premises, including, without limitation, the installation of trade fixtures and signs advertising Lessee's business. If Lessee makes any alterations or improvements to the Leased Premises with the Lessor's consent as provided in this Section, the alterations or improvements shall not be commenced until thirty (30) days after Lessor has received notice from Lessee stating the date the installation of the alterations or improvements is to commence so that Lessor may post and record an appropriate notice of nonresponsibility.

    5.3 Mechanics' Liens: Lessee shall pay all costs for construction done by it or caused to be done by it on the Leased Premises as permitted by this Lease. Lessee shall keep the Leased Premises free and clear of all mechanics' liens resulting from construction done by or for Lessee. Lessee shall have the right to contest the correctness or the validity of any such lien, if, within ten (10) days after demand by Lessor, Lessee procures and records a lien release bond issued by a corporation authorized to issue surety bonds in California in an amount equal to one and one-half (1-1/2) times the amount of the claim of lien. The bond shall meet the requirements of Civil Code Section 3143 and shall provide for the payment of any sum that the claimant may recover on the claim (together with costs of suit, if it recovers in the action). Nothing in this Lease shall be deemed or construed as in any way constituting the consent or request of Lessor, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or for the furnishing of any materials for any specific improvement, alteration or repair of, or to, the Leased Premises, or any part thereof. Lessor shall have the right to post and keep posted on the Leased Premises such notices of nonresponsibility as Lessor may deem necessary for the protection of Lessor and the fee of the Leased Premises from mechanics' liens.

    5.4 Utilities and Services: Lessee shall make all arrangements for, and shall pay for, all utilities and services furnished to the Leased Premises, including, without limitation, gas, electricity, water, telephone service and trash collection, and for all connection charges.


                                  ARTICLE VI

                         INSURANCE AND INDEMNIFICATION

    6.1 Liability and Property Damage Insurance: Lessee, at its cost, shall maintain comprehensive general liability insurance with limits of not less than $300,000 for injury to one person, $1,000,000 for injury to two or more persons in one occurrence, and $300,000 for damage to property or commercial general liability insurance (occurrence version) with coverage for bodily injury and property damage liability, personal and advertising injury liability, and medical payment with a general aggregate limit of not less than $3,000,000 and a per occurrence limit of not less than $1,000,000, insuring against all liability of Lessee and its officers, agents, employees or independent contractors, arising out of and in connection with Lessee's use or occupancy of the Leased Premises. All insurance shall insure performance by Lessee of the indemnity provisions of Section 6.7. Lessor shall be named as an additional insured, and the policy shall contain cross-liability endorsements.

    6.2 Fire Insurance on the Leased Premises: Lessee at its cost, shall maintain on the building and other improvements that are a part of the Leased Premises, a policy of standard fire and extended coverage insurance, with vandalism and malicious mischief endorsements, to the extent of at least full replacement value.

    The insurance policy shall be issued in the names of the Lessor and Lessee, as their interests appear. The insurance policy shall provide that any payments shall be made payable to Lessor.

    6.3 Determination of Full Replacement Value: The "full replacement value" of the Leased Premises, and of Lessee's personal property, fixtures, improvements and alterations, shall be determined by the company issuing the insurance policy at the time the policy is initially obtained.

    6.4 Waiver of Subrogation: Each party releases the other, and the other's officers, employees, agents and independent contractors, from any claims for damage or injury to any person or to the Leased Premises, or to the fixtures, personal property, improvements and alterations of either Lessor or Lessee in or on the Leased Premises, that are caused by or result from risks insured against under any insurance policies carried by either party and in force for the benefit of the releasing party at the time of any such damage, but only to the extent of such insurance coverage. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by that policy. Nothing in this Section shall be deemed a waiver of any provision of Article VII.

    6.5 Other Insurance Matters: All the insurance required under this Lease shall:

          a. Be issued by insurance companies authorized to do business in the State of California, with a financial rating of at least an A+3 status as rated in the most recent edition of Best's Insurance Reports;

          b. Contain an endorsement requiring thirty (30) days' written notice from the insurance company to both parties before cancellation or change in the coverage, scope, or amount of any policy.

          c.    Be issued as a primary policy.

          Each policy, or a certificate of the policy, together with evidence of payment of premiums, shall be deposited with the Lessor at the commencement of the Lease Term, or as soon thereafter as is reasonably practicable, and on renewal of the policy not less than fifteen (15) days before expiration of the term of the policy.

    6.6 Exculpation of Lessee and Indemnity: Lessee shall not be liable to Lessor for any death, injury, deterioration or loss sustained by Lessor, its officers, agents, employees and independent contractors or Lessor's property from any cause other than the willful misconduct or active negligence of Lessee. Lessor shall indemnify and hold Lessee harmless, and shall defend Lessee against any and all liability, losses, penalties, damages, costs, expenses (including, without limitation, reasonable attorneys' fees), causes of action, claims or judgments arising out of or related to:

          a. The failure or refusal by Lessor to comply with any of the provisions of this Lease, including, without limitation, those provisions relating to taxes, mechanics' liens, utilities, repairs, insurance, and use of the Leased Premises; or,

          b. Any death, injury, loss or deterioration sustained by any person or property on or adjoining the Leased Premises, occasioned by any willful or negligent act or omission, whether passive or active, of Lessor, or Lessor's agents, employees, officers, independent contractors, invitees, sublessees, assignees or licensees.

    6.7 Exculpation of Lessor and Indemnity: Lessor shall not be liable to Lessee for any death, injury, deterioration or loss sustained by Lessee, its officers, agents, employees and independent contractors, or Lessee's property from any cause other than the willful misconduct or active negligence of Lessor. Lessee shall indemnify and hold Lessor harmless, and shall defend Lessor against any and all liability, losses, penalties, damages, costs, expenses (including, without limitation, reasonable attorneys' fees), causes of action, claims or judgments arising out of or related to:

          a. The failure or refusal by Lessee to comply with any of the provisions of this Lease, including, without limitation, those provisions relating to taxes, mechanics' liens, utilities, repairs, insurance, and use of the Leased Premises; or

          b. Any death, injury, loss or deterioration sustained by any person or property on or adjoining the Leased Premises, occasioned by any willful or negligent act or omission, whether passive or active, of Lessee or Lessee's agents, employees, officers, independent contractors, invitees, sublessees, assignees or licensees.


                                  ARTICLE VII

                             DAMAGE OR DESTRUCTION

    7.1   Destruction Due to Risk Covered by Insurance

    If, during the term, the premises are totally or partially destroyed from a risk covered by the insurance described in Section 6.2, rendering the premises totally or partially inaccessible or unusable, Lessee shall restore the Leased Premises to substantially the same condition as they were in immediately before destruction, provided that the insurance proceeds are sufficient to cover the actual cost of restoration. Such destruction shall not terminate the Lease so long as the insurance proceeds are sufficient to cover the actual costs of restoration, provided that if any insufficiency in coverage is caused by any act or omission of Lessee or Lessee's agents, employees, officers, independent contractors, invitees, sublessees, assignees, or licensees, the Lessee shall not have the option of terminating the Lease and, instead, shall restore the Leased Premises to substantially the same condition as they were in immediately before the destruction. If the existing laws do not permit the restoration, either party can terminate this lease immediately by giving notice to the other party.

    7.2   Destruction Due to Risk Not Covered by Insurance

    If, during the term, the Leased Premises are totally or partially destroyed from a risk not covered by the insurance described in Section 6.2, rendering the Leased Premises totally or partially inaccessible or unusable, Lessee shall either restore the Leased Premises to substantially the same condition as they were in immediately before destruction or terminate the lease. If, however, the destruction is caused by any act or omission of Lessee or Lessee's agents, employees, officers, independent contractors, invitees, sublessees, assignees, or licensees, such destruction shall not terminate the Lease and, instead, Lessee shall restore the Leased Premises to substantially the same condition as they were in immediately before the destruction. If the existing laws do not permit the restoration, either party can terminate this lease immediately by giving notice to the other party.

    7.3   Procedure for Lessee's Restoration of Leased Premises

    Within thirty (30) days after the date that Lessee is obligated to restore the premises, Lessee at its cost shall prepare final plans and specifications and working drawings complying with applicable laws that will be necessary for restoration of the premises. The plans and specifications and working drawings must be approved by Lessor. Lessor shall have thirty
(30) days after receipt of the plans and specifications and working drawings to either approve or disapprove the plans and specifications and working drawings and return them to Lessee. If Lessor disapproves the plans and specifications and working drawings, Lessor shall notify Lessee of its objections and Lessor's proposed solution to each objection. Lessee acknowledges that the plans and specifications and working drawings shall be subject to approval of the appropriate government bodies and that they will be prepared in such a manner as to obtain that approval.

    The restoration shall be accomplished as follows:

    1. Lessee shall complete the restoration within ninety (90) working days after final plans and specifications and working drawings have been approved by the appropriate government bodies and all required permits have been obtained (subject to a reasonable extension for delays resulting from causes beyond Lessee's reasonable control).

    2. Lessee shall retain a licensed contractor that is bondable. The contractor shall be required to carry public liability and property damage insurance, standard fire and extended coverage insurance, with vandalism and malicious mischief endorsements, during the period of construction. Such insurance shall contain waiver of subrogation clauses in favor of Lessor and Lessee in accordance with the provisions of Section 6.4.

    3. Lessee shall notify Lessor of the date of commencement of the restoration not later than two (2) days before the commencement of the restoration to enable Lessor to post and record notices of nonresponsibility. The contractor retained by Lessee shall not commence construction until a completion bond and a labor and materials bond have been delivered to Lessor to insure completion of the construction.

    4. Lessee shall accomplish the restoration in a manner that will cause the least inconvenience, annoyance, and disruption at the premises.

    5. On completion of the restoration Lessee shall immediately record a notice of completion in the county in which the premises are located.

    7.4  Abatement or Reduction of Rent

    In case of destruction, there shall be no abatement or reduction of rent unless the destruction was caused by Lessor.

    7.5   Loss During Last Part of Term

    If destruction to the premises occurs during the last one (1) year of the term, either Lessor or Lessee can terminate this lease by giving notice to the other party not more than fifteen (15) days after the destruction.

    7.6   Waiver of Civil Code Sections

    Lessee waives the provisions of Civil Code Section 1932(2) and Civil Code
Section 1933(4) with respect to any destruction of the premises.


                                 ARTICLE VIII

                                 CONDEMNATION

    8.1 Effect of Total Taking: If there is a Total Taking during the Lease Term, the Lease shall terminate on the date that the condemnor has the right to take actual physical possession of the Leased Premises. At that time and thereafter, Lessee shall be discharged from all of Lessee's future obligations under this Lease.

    8.2 Effect of Partial Taking: If there is a Partial Taking during the Lease Term, then this Lease shall continue in full force and effect as to the remainder of the Leased Premises, except that Lessee can elect to terminate this Lease if one-third (33.33) or more of the Leased Premises is taken. If Lessee elects to terminate this Lease, Lessee must exercise its right to terminate pursuant to this Section by giving notice to Lessor within ten (10) days after the nature and the extent of the taking have been finally determined. If Lessee elects to terminate this Lease as provided in this Section, Lessee also shall notify Lessor of the date of termination, which date shall not be earlier than ten (10) days nor later than thirty (30) days after Lessee has notified Lessor of its election to terminate; except that this Lease shall terminate on the date of taking if the date of taking falls on a date before the date of termination as designated by Lessee. If Lessee does not terminate this Lease within the ten (10) day period, this Lease shall continue in full force and effect, except that on the date that the condemnor becomes entitled to take actual physical possession of the Leased Premises, the rent shall be reduced by an amount that is in the same ratio to the rent as the value of the area of the portion of the Leased Premises taken bears to the total value of the Leased Premises immediately before that date. All replacements, repairs, alterations or modifications to the Leased Premises required by reason of a Partial Taking shall be made by Lessee to the extent condemnation proceedings are available. If the Leased Premises are taken for less than the remainder of the Lease Term, the rent shall cease to be abated or reduced on the date that the condemnor surrenders or abandons the Leased Premises.

    Each party waives the provisions of Code of Civil Procedure Section 1265.130 allowing either party to petition the superior court to terminate this lease in the event of a partial taking of the premises.

    8.3 Distribution of Condemnation Award: The condemnation award shall be divided as the respective interests of the Lessor and Lessee are determined pursuant to California Code of Civil Procedure Section 1260.220(a); provided, however, that if Lessee is in default under the terms of this Lease at the time of the condemnation award, Lessee shall not receive any part of the award; and provided further that the award shall be applied toward restoration of the Leased Premises necessitated by a Partial Taking.


                                  ARTICLE IX

                             DEFAULT AND REMEDIES

    9.1 Lessee's Default Defined: The occurrence of any of the following shall constitute a default by Lessee:

          a. Failure to make payment of any sum of money, including rent, to Lessor when due, if the failure continues for ten (10) days after notice has been given to Lessee.

          b. Failure to perform any of the provisions of Sections 6.1 through 6.2 of this Lease, if the failure continues for ten (10) days after notice has been given to Lessee.

          c. Failure to perform any other provision of this Lease if the failure to perform is not cured within thirty (30) days after notice has been given to Lessee. If the default cannot reasonably be cured within thirty (30) days, Lessee shall not be in default under this Lease if Lessee commences to cure the default within the thirty (30) day period and diligently and in good faith continues to cure the default.

          d. An assignment or subletting of the premises, either voluntary or involuntary, in violation of Sections 10.2 and 10.3 of this lease.

          e.    Any condition defined as an "Event of Default" in Section
12.9.

          f. The filing by Lessee of a voluntary petition in bankruptcy; the adjudication of Lessee as a bankrupt; or the filing of any involuntary petition of bankruptcy and failure of Lessee to secure dismissal of the petition within forty-five (45) days after filing.

     9.2 Notice of Default: Notices given pursuant to Section 9.1 shall be in writing and shall specify the alleged default and the applicable Lease provisions, and shall demand that Lessee perform the provisions of this Lease or pay the rent or other monies that are in arrears, as the case may be, within the applicable period of time, or quit the premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Lessor expressly so elects in the notice.

    9.3 Lessor's Remedies for Default by Lessee: In the event that Lessee is in default under Section 9.1, Lessor shall be entitled to resort to any and all remedies provided by California law or in this Lease.

                                   ARTICLE X

               SALE, TRANSFER, OR ASSIGNMENT OF LEASED PREMISES

    10.1 Effect on Lease of Sale by Lessor: If Lessor sells or transfers all or any portion of the Leased Premises, Lessor, on consummation of the sale or transfer, shall be released from any liability accruing under this Lease if Lessor's successor has assumed in writing, for the benefit of Lessee, Lessor's obligations under this Lease.

    10.2   Prohibition Against Voluntary Assignment, Subletting, and
Encumbering: Lessee shall not voluntarily assign or encumber its interest in this lease or in the premises, or sublease all or any part of the premises, or allow any other person or entity (except Lessee's authorized representatives) to occupy or use all or any part of the premises, without first obtaining Lessor's consent, which consent shall not be unreasonably withheld. Any assignment, encumbrance, or sublease without Lessor's consent shall be voidable and, at Lessor's election, shall constitute a default. No consent to any assignment, encumbrance, or sublease shall constitute a further waiver of the provisions of this Section.

    Lessee immediately and irrevocably assigns to Lessor, as security for Lessee's obligations under this lease, all rent from any subletting of all or part of the premises as permitted by this lease, and Lessor, as assignee and as attorney-in-fact for Lessee, or a receiver for Lessee appointed on Lessor's application, may collect such rent and apply it toward Lessee's obligations under this lease; except that, until the occurrence of an act of default by Lessee, Lessee shall have the right to collect such rent.

    If Lessee requests Lessor to consent to a proposed assignment or subletting, Lessee shall pay to Lessor, whether or not consent is ultimately given, Lessor's reasonable attorneys' fees incurred in connection with each such request.

    10.3 Involuntary Assignment: Except for assignments that occur in conjunction with a merger or acquisition of Lessee, no interest of Lessee in this lease shall be assignable by operation of law (including, without limitation, the transfer of this lease by testacy or intestacy). Each of the following acts shall be considered an involuntary assignment:

    1. If Lessee is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes a proceeding under the Bankruptcy Act in which Lessee is the bankrupt; or, if Lessee is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors;

    2.    If a writ of attachment or execution is levied on this lease;

    3. If, in any proceeding or action to which Lessee is a party, a receiver is appointed with authority to take possession of the premises.

    An involuntary assignment shall constitute a default by Lessee and Lessor shall have the right to elect to terminate this lease, in which case this lease shall not be treated as an asset of Lessee.

    If a writ of attachment or execution is levied on this lease, Lessee shall have ten (10) days in which to cause the attachment or execution to be removed. If any involuntary proceeding in bankruptcy is brought against Lessee, or if a receiver is appointed, Lessee shall have sixty (60) days in which to have the involuntary proceeding dismissed or the receiver removed.


                                  ARTICLE XI

                             SURRENDER AND REMOVAL

    11.1 Surrender of Leased Premises: Upon the expiration of the Lease Term, or any earlier termination of the Lease, Lessee shall surrender the Leased Premises to Lessor in as good a condition as they were in at the time Lessee took possession of the Leased Premises, including all improvements and alterations to the Leased Premises except as otherwise specified in Section 11.2.

    11.2 Removal of Lessee's Personal Property: Upon the expiration of the Lease Term or any earlier termination of the Lease if Lessee is not in default, Lessee may remove or cause to be removed all movable furniture, furnishings, inventory,' equipment, trade fixtures and signs installed or located on the Leased Premises. Any such property that is not removed from the Leased Premises within sixty (60) days after the date of any expiration or termination of this Lease, shall thereafter belong to Lessor without the payment of any consideration. Lessee shall promptly repair any damage to the Leased Premises caused by the removal of Lessee's property.

    11.3 Lessee's Quitclaim: Upon the expiration of the Lease Term or any earlier termination of this Lease, Lessee shall execute, acknowledge and deliver to Lessor a proper instrument in writing, releasing and quitclaiming to Lessor all right, title and interest of Lessee in and to the Leased Premises, including all alterations and improvements which Lessee is not entitled to remove.

                                  ARTICLE XII

                             ENVIRONMENTAL MATTERS

    12.1 Definition of "Environmental Condition": As used in this Agreement, the term "Environmental Condition" shall mean the presence of any "hazardous substance" as defined in Section 12.2.

    12.2 Definition of "Hazardous Substances.": As used in this Agreement, the term "Hazardous Substances" shall mean any hazardous, toxic, or radioactive substances, materials or wastes, pollutants, or contaminants as defined, listed, or regulated by any federal, state, or local law, regulation, or order, or by common law decision applicable to the Leased Premises, excluding those used for "Everyday Uses" as defined in Section 12.4.

    12.3 Definition of "Remediate" and "Remedial Work": "Remediate" and "Remedial Work" shall include all activities for the cleanup of contamination or Environmental Conditions on the property, including excavation, removal, replacement, or reinjection of contaminated soils and groundwater; installation, maintenance, and replacement of other facilities for soil and ground water decontamination; monitoring and reporting; and final site restoration for the remediation activities.

    12.4 Definition of "Everyday Uses": "Everyday Uses" shall mean the normal use of (i) fuel oil and natural gas for heating; (ii) lubricating, cleaning, coolant, and other compounds customarily used in building maintenance; (iii) materials routinely used in the day-to-day operations of an office project, such as copier toner; (iv) consumer products; (v) materials reasonably necessary and customarily used in construction and repair of the Leased Premises; and (vi) fertilizers, pesticides and herbicides commonly used for routine office landscaping.

    12.5 Use of Hazardous Substances: Lessee shall not cause, or allow any guest, invitee, employee, or agent of Lessee to cause, any Hazardous Substances (as defined in Section 12.2, above) to be used, generated, stored, or disposed of on or about the Premises, other than Everyday Uses, without the prior written consent of Lessor, which consent may be withheld in the reasonable discretion of Lessor, and which consent may be revoked at any time.

    12.6 Hazardous Discharges or Environmental Complaints:

          (a) If Lessee receives any notice of the happening of any event involving an emission, spill, release, or discharge into or upon (i) the air,
(ii) soils or any improvements located thereon, (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the Leased Premises, of any toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such material listed in any federal, state or local law, code and ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous) (any of which is hereafter referred to as a "Hazardous Discharge"), or any complaint, order, directive, claim, citation or notice by any governmental authority or any other person or entity with respect to (v) air emissions, (vi) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing the Leased Premises, (vii) noise emissions, (viii) solid or liquid waste disposal, (ix) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes or (x) or other environmental, health or safety matters affecting Lessee, the Leased Premises, any improvements located thereon, or the business therein conducted (any of which is hereafter referred to as an "Environmental Complaint"), then Lessee shall give immediate oral and written notice of same to Lessor, detailing all relevant facts and circumstances.

          (b) Without limitation on the foregoing, Lessor shall have the option, but shall not be obligated, to exercise any of its rights as provided in this Agreement and may enter onto the Leased Premises and take any actions as it deems necessary or advisable to cleanup, remove, resolve or minimize the impact of, or otherwise deal with, any Hazardous Discharge or Environmental Complaint upon Lessor's receipt of any notice from any person or entity asserting the happening of a Hazardous Discharge or an Environmental Complaint on or pertaining to the Leased Premises. All costs and expenses incurred by Lessor in the exercise of any such rights shall be deemed to be additional rent hereunder and shall be payable to Lessor upon demand.

    12.7  Environmental Indemnification:

    Lessee agrees to indemnify, defend by counsel acceptable to Lessor and hold harmless Lessor, its subsidiaries, affiliates, successors, and assigns and their respective directors, officers, employees, shareholders, representatives and agents (hereinafter referred to collectively as "Lessor") from and against and in respect of any and all claims, damages (including, without limitation, diminution in value), losses, liabilities and expenses, lawsuits, deficiencies, interest, penalties, attorneys' fees, and all amounts paid in defense or settlement of the foregoing whether or not arising out of third-party claims, which may be imposed upon or incurred by Lessor or asserted against Lessor by any other party or parties (including Governmental Entities), in connection with any Environmental Conditions or the remediation of any Environmental Conditions (whether now known or hereafter discovered), or any Environmental Noncompliance arising out of, resulting from, or attributable to, the assets, business, or operations of Lessee at the Leased Premises, including without limitation any claims, expenses, losses, liabilities, etc. resulting from the alleged exposure of any person to Environmental Conditions, if resulting from activities of Lessee or Lessee's agents, representatives, employees or independent contractors, and the breach of any of Lessee's representations and warranties below. Lessee's obligations pursuant to this Article shall exist regardless of whether Lessor is alleged or held to be strictly or jointly and severally liable.

    Lessor agrees to indemnify, defend by counsel acceptable to Lessee and hold harmless Lessee, its subsidiaries, affiliates, successors, and assigns and their respective directors, officers, employees, shareholders, representatives and agents (hereinafter referred to collectively as "Lessee") from and against and in respect of any and all claims, damages (including, without limitation, diminution in value), losses, liabilities and expenses, lawsuits, deficiencies, interest, penalties, attorneys' fees, and all amounts paid in defense or settlement of the foregoing whether or not arising out of third-party claims, which may be imposed upon or incurred by Lessee or asserted against Lessee by any other party or parties (including Governmental Entities), in connection with any Environmental Conditions or the remediation of any Environmental Conditions (whether now known or hereafter discovered), or any Environmental Noncompliance arising out of, resulting from, or attributable to, the assets, business, or operations of Lessor at the Leased Premises, including without limitation any claims, expenses, losses, liabilities, etc. resulting from the alleged exposure of any person to Environmental Conditions, if resulting from activities of Lessor or Lessor's agents, representatives, employees or independent contractors, and the breach of any of Lessor's representations and warranties below. Lessor's obligations pursuant to this Article shall exist regardless of whether Lessee is alleged or held to be strictly or jointly and severally liable.

    12.8 Reporting Requirements: Lessee shall promptly supply Lessor with copies of all notices, reports, correspondence, and submissions made by Lessee to EPA, the United States Occupational Safety an Health Administration or any other local, state, or federal authority which requires submission of any information concerning environmental matters or hazardous or toxic wastes or substances.

    12.9  Events of Default:      The occurrence of any of the following
events shall constitute an Event of Default under this Lease, entitling Lessor to all of the rights and remedies provided in Article IX;

          (a) If Lessor receives its first notice of a Hazardous Discharge or Environmental Complaint from a source other than Lessee, and the Lessor does not receive notice (which may be given in oral form, provided same is followed with all due dispatch by written notice given by Certified Mail, Return Receipt Requested) of such Hazardous Discharge or Environmental Complaint from Lessee within twenty-four (24) hours of the time Lessor first receives said notice from a source other than Lessee; or

          (b) If any federal, state, or local agency asserts or creates a lien upon the Leased Premises or any portion thereof by reason of the occurrence of a Hazardous Discharge or Environmental Complaint and such lien is not released within ten (10) days of its creation; or

          (c) If any federal, state, or local agency asserts a claim against Lessee or Lessor for damages or cleanup costs relating to a Hazardous Discharge or Environmental Complaint; provided, however, such claim shall not constitute a default if, within five (5) days of the occurrence giving rise to the claim;

                (i) Lessee can prove to Lessor's satisfaction that Lessee has commenced and is diligently pursuing either (1) a cure or correction of the event which constitutes the basis for the claim and continues diligently to pursue such cure or correction to completion or (2) proceedings for an injunction, a restraining order or other appropriate emergent relief preventing such agency or agencies from asserting such claim, which relief is granted within ten (10) days of the occurrence giving rise to the claim and the injunction, order, or emergent relief is not thereafter dissolved or reversed on appeal; and

              (ii) In either of the foregoing events, Lessee has posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to Lessor and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event which constitutes the basis for a claim.

    12.10 Lessee's Remedial Action Responsibility:

          (a) With respect to any known or subsequently discovered Environmental Noncompliance or Environmental Condition caused by Lessee, and without in any way limiting the scope of Lessee's obligations under the Environmental Indemnification provisions of this Article, including Section
12.7 above, as between Lessee and Lessor, Lessee will be responsible for all investigations, studies, cleanup, corrective action, or response or remedial action required by any local, state, or federal government agency now or hereafter authorized to regulate environmental matters (hereinafter "Government Entities"), or by any consent decree, or court or administrative order now or hereafter applicable to the Leased Premises, or by any federal, state, or local law, regulation, rule, or ordinance now or hereafter in effect.

          (b) As between Lessor and Lessee, Lessee will pay all costs in connection with any investigations, studies, cleanup, repair, and remedial action relating to the matters acknowledged in Section 12.10, paragraph (a) above including, without limitation, all capital improvements, installation, operation, maintenance, testing, monitoring costs, preparation of plans, designs, applications, studies, and reports by or for Governmental Entities or other regulating agencies, the preparation of closure or other required plans, the retention of legal counsel, engineers, and other expert consultants.

          (c) As between Lessor and Lessee, Lessee shall have the responsibility and right to participate in the management and control of all investigations and any environmental cleanup, remediation, or related activities relating to matters acknowledged in Section 12.10, paragraph (a) above. Lessee, however, may not negotiate with, fulfill any requirements or claims made by a Governmental Entity or third party, settle or contest such requirement or third-party claim without the express approval of Lessor, and Lessor shall have the right to participate fully in any and all meetings, negotiations, or decisions relevant to the investigation or remediation of Environmental Conditions at the Leased Premises.

          (d) In the event that Environmental Conditions are discovered at the Leased Premises subsequent to the date hereof, Lessee shall promptly notify Lessor of the condition, and if Lessor determines in its sole discretion that such Environmental Conditions are attributable to the activities of Lessee's predecessors in interest, Lessor shall have the exclusive right to manage and control all investigations and any environmental cleanup, remediation, or related activities, and the exclusive right to negotiate with and to fulfill any requirements or claims made by a Governmental Entity or third party related to such Environmental Conditions, including the right to settle or contest such requirement or third-party claim. Lessee shall maintain the confidentiality of, and not disclose to others, any information provided to it by Lessor, pursuant to the terms and conditions specified by Lessor. Lessor's rights pursuant to this section do not alter or diminish Lessee's indemnity obligations pursuant to this Article, including Section 12.7 above.

          (e) In the event that Environmental Noncompliance is discovered or alleged to exist at the Leased Premises subsequent to the date hereof caused by Lessee, Lessee will pay all reasonable costs incurred by Lessor in defending and correcting the conditions which constitute Environmental Noncompliance. Lessor shall promptly notify Lessee of any such Environmental Noncompliance, but Lessor shall have the exclusive right to manage and control the resolution of such issues. The provisions of this section do not diminish Lessee's obligations under this Article, including Section 12.7 above.

    12.11 Inspection Rights: Notwithstanding any other provision of this lease to the contrary, Lessor shall have the right to enter and inspect the Leased Premises, including but not limited to all structures thereon and the business operations of Lessee, upon reasonable notice and in a manner so as not to interfere unreasonably with the conduct of Lessee's business, to investigate the possibility of any Environmental Condition or Environmental Noncompliance at, upon, about, or under the Leased Premises. Lessor may exercise this right at its sole discretion. During such inspection, landlord shall have the right to take such samples and conduct such tests as it may determine in its sole discretion to be necessary or advisable. Lessee shall have the right to split samples of any samples so taken. The incurrence by Lessor of any expense under the provisions of this shall not impair any claim for indemnification Lessor may have under the provisions of this Article, including Section 12.7 above.

    12.12 Environmental Assessment: Lessee shall have the right, at its expense, to conduct an environmental assessment of the Leased Premises at any time during the Lease Term or Extended Term; provided that, if the environmental assessment would require any structural or material alterations to the Leased Premises, Lessee shall obtain the written consent of the Lessor prior to conducting such an assessment, which consent shall not be unreasonably withheld; and provided further that the Leased Premises are restored to their pre-assessment condition by Lessee, at its expense, upon the completion of the environmental assessment.

                                 ARTICLE XIII

                           MISCELLANEOUS PROVISIONS

    13.1 Lessee's Taking of Possession: Prior to taking possession of the Leased Premises, Lessee shall have the right to physically inspect the Leased Premises, including all common areas, to make sure it is in good working order and condition. Lessee's taking possession of the Leased Premises shall constitute Lessee's acknowledgement that Lessee is satisfied with the condition of the Leased Premises. Lessee shall be entitled to take possession of the Leased Premises upon the execution hereof.

    13.2 Lessor's Right of Entry and Inspection: Lessor, and its authorized agents and representatives, shall, upon reasonable notice, have the right to enter the Leased Premises at all reasonable times for any of the following purposes:

          a. To determine whether the Leased Premises are in good condition and whether Lessee is complying with its obligations under this Lease;

          b. To do any necessary maintenance and to make any restoration, replacement or repair of the Leased Premises that Lessor has the right or obligation to perform;

          c. To serve, post or keep posted any notices required or allowed by this Lease;

          d. To post "for sale" signs at any time during the Lease Term, to post "for rent" or "for lease" signs during the last three months of the Lease Term, or during any period when Lessee is in default;

          e. To show the Leased Premises to prospective brokers, agents, buyers, tenants, or persons interested in an exchange, at any time during the Lease Term.

          Lessor shall conduct its activities on the Leased Premises as allowed in this in a manner that will not cause unreasonable inconvenience, annoyance or disturbance to Lessee.

    13.3 Time of Essence: Time is of the essence of each provision of this Lease.

    13.4 Entire Agreement: This Lease contains the entire agreement of the parties with respect to the matters covered by this Lease, and no other agreement, statement or promise made by any party, or to any employee, officer or agent of any party, which is not contained in this Lease shall be binding or valid.

    13.5 Partial Invalidity: If any term, covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions and provisions of this Lease shall remain in full force and effect and shall not be invalidated.

    13.6 Interpretation and Headings: The language in all parts of this Lease shall in all cases be simply construed according to its fair meaning and not strictly for or against Lessor or Lessee. Captions of the articles and sections of this Lease are for the purposes of convenience only, and the words contained in said captions shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

    13.7 Attorneys' Fees: In the event that either Lessor or Lessee bring any action or proceeding for damages or for an alleged breach or default of any provision of this Lease, or to recover rents, or to enforce, protect or establish any right or remedy of either party, the prevailing party shall be entitled to recover as a part of such action or proceeding reasonable attorney's fees and court costs.

    13.8 Modification: This Lease is not subject to modification except in a writing signed by Lessor and Lessee.

    13.9 Notices: All notices, demands or requests from one party to another may be personally delivered or sent by mail, certified or registered, postage prepaid, to the addresses stated in this Section, and shall be deemed to have been given at the time of personal delivery, or forty-eight (48) hours after mailing. Each party shall have the right, from time to time, to designate a different address by notice given in conformity with this Section.

    Lessee:     Andrew and Williamson Sales, Co.
                Attention: President
                9940 Marconi Drive
                San Diego, California 92173
                Fax: (619) 661-6007

    Copy to:    Epitope, Inc.
                Attention: President
                8505 S.W. Creekside Place
                Beaverton, Oregon 97008
                Fax: (503) 641-8665

    Lessor:     Williamson & Andrew
                Attention: Fred L. Williamson
                9940 Marconi Drive
                San Diego, California 92173
                Fax: (619) 661-6007

    Copy to:    Fred W. Andrew
                P.O. Box 9993
                Bakersfield, California 93389
                Fax:  (805) 397-0557

    13.10 Successors, Heirs and Assigns: Each and all of the covenants, conditions and restrictions contained in this Lease shall be deemed to run with the land, and shall be binding on and inure to the benefit of the parties and their successors, heirs, assignees, transferees and subtenants.

    13.11 California Law to Govern: The rights and obligations of each of the parties to this Lease, and the terms of the Lease itself, shall be interpreted, enforced and governed by the laws of the State of California.

    13.12 Real Estate Brokers: Each party represents that it has not had dealings with any real estate broker, finder or other such person, with respect to this Lease in any manner. Each party shall indemnify and hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any broker, finder or other person with whom the indemnifying party has dealt.

    13.13 Corporate Authority: Lessee shall deliver to Lessor on execution of this Lease a certified copy of a resolution of its board of directors authorizing the execution of this Lease and naming the officers that are authorized to execute this Lease on behalf of Lessee.


                                  ARTICLE XIV

                                  FORMALITIES

    14.1 Recordation: Neither party shall record this Lease without the written consent of the other party. However, upon the request of either party, the other party shall join in the execution of a memorandum or "short form" of this Lease for the purpose of recordation. The memorandum shall, at the minimum, describe the parties, the Leased Premises and the Lease Term, and shall incorporate this Lease by reference, and shall be in a form satisfactory to both parties.

    14.2 Counterparts: This Lease, consisting of twenty-two (23) pages, may be executed by the parties in several counterparts, each of which shall be deemed to be an original copy.

    This Lease was executed by the parties on the dates shown next to the respective signatures of each of the parties.

                                  LESSOR

                                  WILLIAMSON & ANDREW


Dated:  December 12, 1992         By: /s/Fred W. Andrew
                                  Title:  Partner






                                  LESSEE

                                  ANDREW AND WILLIAMSON SALES,
                                  CO.



Dated:  December 12, 1992         By:  /s/ Fred L. Williamson
                                  Title:  President